UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 31, 2019
Date of Report (Date of earliest event reported)

US FOODS HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-37786	26-0347906
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9399 W. Higgins Road, Suite 100
Rosemont, IL 60018
(Address of principal executive offices) (Zip code)

(847) 720-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	USFD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 31, 2019 (the “Closing Date”), US Foods, Inc. (“US Foods”) completed a refinancing of the asset backed senior secured revolving credit facility (the “Existing ABL Facility”) provided under that certain amended and restated ABL Credit Agreement, dated as of July 3, 2007 (as amended and restated, the “Existing ABL Credit Agreement”), by entering into an ABL Credit Agreement (the “New ABL Credit Agreement”) with a syndicate of lenders and Wells Fargo Bank, National Association, as administrative agent and collateral agent for the several lenders and issuing lenders party thereto.

The New ABL Credit Agreement provides US Foods with an asset backed senior secured revolving credit facility (the “New ABL Facility”) with commitments having a maximum aggregate principal amount of $1,700 million, comprised of (1) $1,400 million of commitments effective as of the Closing Date and (2) $300 million of commitments that may become effective, in whole or in part and in US Foods’ sole discretion, at any time on or prior to November 30, 2019, subject to, among other things, the consummation of the acquisition by US Foods of Services Group of America, Inc.’s (“SGA”) Food Group of Companies.

The aggregate amount of loans and letters of credit permitted to be made to, or issued for the account of, US Foods and certain of its subsidiaries party to the New ABL Credit Agreement (the “Borrowers”) under the New ABL Facility may not exceed the lesser of: (a) the aggregate amount of commitments and (b) a borrowing base equal to the sum of specified percentages of eligible accounts receivables, eligible inventory, eligible transportation equipment and certain unrestricted cash and cash equivalents, in each case, as described in the New ABL Credit Agreement.  The New ABL Credit Agreement contains sub-facilities that permit US Foods to utilize up to $800 million of the New ABL Facility for the issuance of letters of credit and up to $170 million for swing line loans.

Borrowings under the New ABL Facility bear interest at a rate equal to the sum of an alternative base rate (“ABR”), as determined in accordance with the New ABL Credit Agreement, plus a margin ranging from 0.00% to 0.50%, or the sum of a London Interbank Offered Rate (“LIBOR”), as determined in accordance with the ABL Credit Agreement, plus a margin ranging from 1.00% to 1.50%, in each case, based on US Foods’ average excess availability under the New ABL Facility.  The initial margin under the New ABL Facility is 0.25% for ABR loans and 1.25% for LIBOR loans. US Foods is also required to pay a commitment fee in respect of unused commitments under the New ABL Facility at a rate of 0.25% per annum.

The New ABL Facility is scheduled to mature on May 31, 2024, subject to a springing maturity date in the event that more than $300 million of aggregate principal amount of indebtedness under either US Foods’ senior secured term loan facility or senior notes due 2024 remains outstanding on a date that is 60 days prior to the maturity date for such senior secured term loan facility or senior notes, respectively.  Amounts drawn on the New ABL Facility may be voluntarily prepaid without penalty or premium, other than customary breakage costs related to prepayments of LIBOR borrowings other than on the last day of an interest period.

The New ABL Facility is secured by certain designated receivables not pledged under US Foods’ accounts receivable financing facility (the “ABS Facility”), as well as inventory and certain transportation equipment owned by the Company.  Additionally, lenders under the New ABL Facility have a second priority interest in all of the capital stock of US Foods and its domestic subsidiaries, as defined in the New ABL Credit Agreement, and substantially all other non-real estate assets of US Foods and its subsidiaries not pledged under the ABS Facility.

The New ABL Credit Agreement contains customary covenants for facilities of this type, including, among other things, covenants that restrict US Foods’ ability to pay dividends or engage in mergers or consolidations.  The New ABL Credit Agreement also contains customary events of default, including, among other things, the failure to pay principal when due or interest or other amounts after a five-day grace period, cross default provisions, the failure of representations and warranties contained in the agreements to be true in all material respects when made or deemed made, and certain insolvency events. If an event of default occurs and remains uncured, principal amounts then outstanding under the New ABL Credit Agreement, together with all accrued unpaid interest and any other amounts owed, may be declared immediately due and payable and the commitments made under the New ABL Facility may be terminated.

A copy of the New ABL Credit Agreement is attached as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the New ABL Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document.

Item 1.02.	Termination of a Material Definitive Agreement.

On the Closing Date, US Foods repaid in full and terminated the Existing ABL Facility under the Existing ABL Credit Agreement as more specifically described in Item 1.01, which description is incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	ABL Credit Agreement, dated as of May 31, 2019, by and among US Foods, Inc., the other Borrowers party thereto, the Lenders and Issuing Lenders party thereto and Wells Fargo Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US FOODS, INC.

Date: June 4, 2019	By:	/s/ Dirk J. Locascio
		Name:	Dirk J. Locascio
		Title:	Chief Financial Officer